Exhibit (a)(2)(H)

Employee Note: To Send Tuesday, Jan. 25, 2022

Subject: Transaction Update

Vocerans,

Thank you all for attending our town hall and the meeting with the Stryker team following our merger announcement on January 6th. I hope you found these sessions informative and that you are as excited as I am about joining forces with Stryker.

In the spirit of keeping you informed of the latest developments leading up to the transaction closing, I wanted to let you know that Stryker has just filed documents with the Securities and Exchange Commission, or SEC, to commence the tender offer to purchase the outstanding shares of Vocera at a price of $79.25. Additionally, Vocera filed the recommendation of our Board of Directors that Vocera stockholders accept the tender offer and tender their shares. These documents can be obtained free of charge on the SEC’s website at www.sec.gov and will also be mailed to all Vocera shareholders.

Importantly, these documents contain information about the tender offer process, including instructions on the mechanics of submitting or “tendering” shares of Vocera in the transaction, in exchange for cash consideration at the completion. The tender offer will expire one minute after 11:59 Eastern Time on February 22, 2022, and, subject to certain conditions (including the tender of a majority of outstanding Vocera shares), the merger is expected to close shortly thereafter. In connection with the completion of the merger, all stockholders of Vocera, whether they take action to tender their shares or not, will receive $79.25 per share in cash as further described in the offer documents filed by Stryker with the SEC.

We encourage you to review this publicly available information and, as always, let us know if you have any questions. You can find a Frequently Asked Questions document available on our intranet and members of the Executive Team are always available to answer any further questions you may have.

This filing may also generate questions from external parties – please remember to direct media inquiries to Shanna Hearon at shearon@vocera.com and investor inquiries to Sue Dooley at sdooley@vocera.com.

Thanks again for all you do for Vocera and our customers – we will continue to update you as much as we can leading up to the transaction closing. I’m looking forward to this next chapter and the journey ahead.

Best,

Brent

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Vocera referenced in this communication commenced on January 25, 2022. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Vocera or any other securities. Stryker Corporation (“Stryker”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Vocera has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D 9. VOCERA STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AND ANY AMENDMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Vocera stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement and other filed documents for free at the SEC’s web site at www.sec.gov. Copies of the documents filed with the SEC by Stryker are available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at preston.wells@stryker.com. Copies of the documents filed with the SEC by Vocera are available free of charge on Vocera’s web site, investors.vocera.com, or by contacting Vocera’s investor relations department at sdooley@vocera.com. In addition, Vocera stockholders may obtain free copies of the tender offer materials by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll free at (877) 825-8906.